EXHIBIT 10(e)



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                                                     Exhibit 10(e)





December 27, 1994



Mr. H. Leighton Steward
Chairman of the Board, President and Chief
  Executive Officer
The Louisiana Land and Exploration Company
909 Poydras Street
New Orleans, Louisiana   70112

Dear Mr. Steward:

This letter will confirm our agreement relating to the payment to you of certain supplemental pension benefits to which The Louisiana Land and Exploration (the "Company") has agreed in order to induce you to remain in the employment of the Company. The terms of the agreement are as follows:

1. You shall be entitled to participate in The LL&E Pension Plan, the Compensatory Benefits Agreement, and The LL&E Supplemental Excess Plan (collectively, the "Pension Plans") to the full extent permissible under the terms of the Pension Plans.

2. If your employment with the Company terminates for any reason (including, without limitation, by reason of retirement, death or termination for any reason), you will be entitled to receive the benefits that would have been provided under the Pension Plans calculated as if you had been employed by the Company from December 3, 1962 (including, without limitation, any early retirement benefits to which you would have been entitled if your employment by the Company had commenced on December 3, 1962), less the actuarial value of any benefits which you are eligible to receive under the terms of any defined benefit pension plan of Shell Oil Company. Any amount payable to you in accordance with the foregoing shall be distributable therefrom (in the form and manner determined pursuant to the terms of the respective Pension Plans), and the balance shall be paid to you directly by the Company in the form and manner determined pursuant to Appendix A hereto.


The terms of the agreement set forth herein are the result of negotiations between the Company and you and reflect the desire of both parties to fix irrevocably the form of payment of pension benefits not payable under the Pension Plans and their mutual agreement to the form of payment set forth in Appendix A. This letter supersedes the letters from us to you dated August 6, 1982 and November 10, 1988, setting forth the terms of our prior agreements to provide certain supplemental pension benefits to you in connection with your employment with the Company, and such earlier agreements are hereby revoked.

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This letter is being executed in duplicate.  If you are in
agreement with the terms hereof, please execute both copies and return one copy to the Secretary of the Company.

                                         Very truly yours,

                                         THE LOUISIANA LAND AND
                                           EXPLORATION COMPANY



                                         BY:  /s/Arthur R. Taylor
                                         _______________________________
                                         Arthur R. Taylor



The undersigned hereby agrees (i) to the revocation of the prior agreements dated August 6, 1982 and November 10, 1988, and (ii) to the terms of the agreement set forth herein.



                                         BY:  /s/H. Leighton Steward
                                         _______________________________
                                         H. Leighton Steward


December 27, 1994
Date


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                                  APPENDIX A


      1. Upon the termination of your employment for any reason other than death, the Benefit Committee of the Company (the "Committee") shall calculate a dollar amount equal to: (i) the actuarial value of the benefits that would have been provided under the Pension Plans calculated as if you had been employed by the Company from December 3, 1962 (including, without limitation, any early retirement benefits to which you would have been entitled if your employment by the Company had commenced on December 3,1962), reduced by (ii) the sum of (A) the actuarial value of any benefits which you are eligible to receive under the terms of any defined benefit pension plan of Shell Oil Company and (B) the actuarial value of the benefits actually payable to you from the Pension Plans. The foregoing actuarial values shall be determined on the basis of the Actuarial Equivalent factors specified in The LL&E Pension Plan as of the date of termination of your employment.

      2. The Company shall establish on its books an account (the "Account") for you and shall credit to the Account promptly upon termination of your employment for any reason other than death the dollar amount determined pursuant to Section 1 above. Additional amounts shall be credited to or deducted from your Account as described in the following provisions of this Section 2 until your Account has been distributed in full hereunder. As of each Quarterly Valuation Date (March 31, June 30, September 30,
December 31), there shall be credited to or deducted from your Account an amount equal to the earnings or losses which would have been allocated to your Account if your then Account balance had been invested in one or more of the investment funds designated at the applicable time pursuant to Section 4.1 of The LL&E
Supplemental Excess Plan (the "SEP") in accordance with your election pursuant to Section 4 hereof. Distributions from your Account shall be deducted from your Account.

      3. Upon termination of your employment for any reason other than death, the Committee shall calculate the benefits that would have been paid to you if your outstanding Account balance from and after the credit pursuant to the first sentence of Section 2 hereof were credited with earnings at the rate of five percent (5%) per annum compounded annually and your benefits were paid in ten equal annual installments, with the first such installment being paid in January of the calendar year following the calendar year of your termination of employment and with the succeeding installment being paid in January of each of the nine succeeding calendar years. The calculation described in the preceding sentence shall be made in such manner as to cause each such installment to be equal, taking into account such assumed earnings rate of five percent (5%) per annum. Your benefits shall be paid in the manner so determined, provided, however, that (i) in no event will any payments be made hereunder in excess of your then remaining Account balance (even if this results in your receiving less than the amounts determined under the foregoing calculation), and (ii) if any amount would otherwise remain in your Account following the payment of the tenth annual installment, such amount shall be added to and included in such tenth annual installment payment. The installments pursuant to this Section 3 shall be paid to you if you are living. If you die before Account has been distributed in full, the remaining installments shall be paid to your Beneficiary (as determined pursuant to Section 6 hereof).
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      4.    You shall be entitled to elect that your Account be
treated as invested in one or more of the investment funds designated at the applicable time pursuant to Section 4.1 of the SEP, by filing with the Committee an appropriate Investment
Election Form as prescribed by the Committee specifying the percentage (in multiples of 10%) of the amounts credited and to be credited to your Account which are to be treated as invested in each of such investment funds. You may change your investment election by filing a new Investment Election Form; provided, however, that such changes shall be subject to such administrative procedures as the Committee may prescribe.
      5.    Notwithstanding anything herein to the contrary:

      (a) The Company may from time to time in its sole discretion invest any assets in the investment funds designated pursuant to
Section 4.1 of the SEP, but it shall have no obligation to do so.

      (b) Neither you, your spouse, nor any Beneficiary shall have any right to any Company assets by reason of this agreement.

      (c) Any assets invested in the investment funds by the Company shall remain the assets of the Company and shall be subject to the claims of general creditors of the Company.

      6. For purposes of Section 3 hereof, your "Beneficiary" shall be the person, persons, or entity designated by you on a form prescribed by the Committee to receive benefits pursuant to Section 3 hereof upon your death. If no such beneficiary has been effectively designated by you, your Beneficiary with respect to benefits payable pursuant to Section 3 hereof shall be the person, persons or entity designated by you as your beneficiary pursuant to The LL&E Savings, or if there is no effective beneficiary designation hereunder or under The LL&E Savings Plan, your Beneficiary with respect to benefits payable pursuant to Section 3 hereof shall be your estate.

      7. If your employment terminates by reason of your death, your surviving spouse (if any) shall be entitled to a benefit hereunder, which benefit shall be in an amount equal to: (i) the benefits which would have been payable to your spouse under the Pension Plans calculated as if you had been employed by the Company from December 3, 1962 reduced by (ii) the sum of (A) the actuarial value of any benefits which your spouse or any other beneficiary of yours is eligible to receive under the terms of any defined benefit plan of Shell Oil Company and (B) the benefits actually payable to your spouse under the Pension Plans. Such benefit shall be paid to your spouse in the same form and commencing at the same time as the benefit is paid to your spouse under The LL&E Pension Plan. No benefits shall be payable pursuant to this Section 7 if your employment terminates by reason of your death and you are not survived by a spouse.

      8. The rights of you, your spouse, and your Beneficiaries hereunder shall be solely those of an unsecured creditor of the Company. Any asset acquired or held by the Company or funds allocated by the Company in connection with the liabilities assumed by the Company pursuant to this agreement shall not be deemed to be security for the performance of the Company's obligations pursuant hereto, but shall be and remain general assets of the Company.

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      9.    To the extent permitted by law, the right or interest of
you, your spouse, and your Beneficiaries hereunder shall not be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner (but excluding devolution on account of mental incompetency and passage under will or intestacy laws in the case of death), and any such right or interest hereunder shall not be liable for or subject to any obligation or liability of you, your spouse or your Beneficiaries.